ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20070568703-88
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 08/20/2007 11:41 AM
	Entity Number C18242-1998

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Intra-Asia Entertainment Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 is hereby amended to read as follows:

"Article 1: The name of the Corporation is China TransInfo Technology Corp."

Article 3 is hereby amended by adding the following as the third and last paragraph of Article 3:

"Effective as of the filing date of this Certificate of Amendment, each 7.5 shares of the issued and outstanding Common Stock, $0.001 per share, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only the issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to one-half of a share of Common Stock, then that fractional share will be cancelled."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 55.3%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature **(Required)**: X

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.